Main 8-K

EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

DOCUCON, INCORPORATED

Docucon, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

That, by unanimous vote of the Board of Directors of the Corporation at a meeting duly called and held on December 13, 2007, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and adopting such amendment.

2.

That the text of each proposed amendment is as follows:

Article FIRST of the Certificate of Incorporation of the corporation is hereby amended by deleting paragraph (a) thereof and substituting the following in lieu thereof:

“FIRST:

The name of the Corporation is Issuer Direct Corporation”

Article SECOND of the Certificate of Incorporation of the corporation is hereby amended by deleting paragraph (a) thereof and substituting the following in lieu thereof:

“SECOND:

The registered office of the Corporation in the State of Delaware is 1220 North Market Street Ste 808, in the City of Wilmington, County of New Castle.  The name of its registered agent at that address is American Incorporators Ltd.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chairman of the Board and Chief Executive Officer this 14th day of December, 2007.

DOCUCON, INCORPORATED

By:	/s/ Brian R. Balbirnie
Brian R. Balbirnie
Chairman of the Board and Chief Executive Officer